Exhibit 10.3

Omnimmune Holdings, Inc.
Term Sheet for Debt Financing
and Agreed Upon  Restructuring

January 13, 2010

Issuer	Omnimmune Holdings, Inc. (the “Company”).
Security
Unsecured promissory notes (the “Notes”) in substantially the form attached hereto as Schedule A, bearing interest at 10% per annum, payable semi-annually in cash or additional notes of like tenor.  The Notes will mature five years after the first issuance of any Note.

Conversion Feature of Notes
The Notes will be convertible, at one time or from time to time, into common stock of the Company at $.01 per share, subject to applicable adjustments to account for any technical corporate actions including stock splits, stock dividends, mergers, reorganizations or recapitalizations.  The conversion privilege shall specify that no conversion shall be allowed if (i) it will cause the holder of the Note being converted to beneficially own more than 4.99% of the Company’s common stock, calculated in accordance with rules of the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(d) of the Securities Exchange Act, as amended (the Act”), or (ii) there is not a sufficient number of authorized and unissued shares of Common Stock to accommodate the conversion request as measured at the time the request for conversion is received.

Funding
A minimum funding of $200,000 will occur upon signing of a binding letter of intent.  Thereafter, through March 31, 2010, as such date may be extended by up to 60 days in the discretion of the Company, the Company will continue to offer Notes in minimum increments of $25,000, up to a maximum funding of $500,000 in the aggregate.  Closings will occur as subscriptions are received.  Margie Chassman will use her best efforts to purchase any Notes not subscribed for, up to the maximum funding of $500,000, no later than March 31, 2010.

Adjustment to Other Securities
As part of the restructuring of the Company, which restructuring is contemplated as a tax-free reorganization predicated upon an agreed upon recapitalization, the warrants included in the Units sold by the Company in 2008 will be adjusted for original investors in the Units who fund at least $25,000 of the Notes, such that the aggregate exercise price for the Unit warrants will remain the same but the exercise price will be reduced to $.05 per share of common stock.  In addition, as part of the agreed upon recapitalization, the convertible debt held by Margie Chassman, up to an aggregate amount of $800,000 shall have its conversion price adjusted to $.01 per share.  Any existing convertible debt of the Company held by Margie Chassman in excess of $800,000, if any, shall have its conversion price adjusted to $.01 per share.  The Unit warrants and convertible debt held by Margie Chassman shall contain provisions permitting exercise or conversion only if as a result of any such exercise or conversion she would beneficially own no more than 4.99% of the common stock of the Company.

Lock-Up
In connection with the recapitalization of the Company and the transactions contemplated hereby, Chassman has agreed to restrict her ability to transfer or sell any convertible notes, including those acquired through this financing, as well as the shares of Common Stock underlying such notes, for a period of two years from the date hereof, subject to the limitations and terms contained in the Lock_Up Agreement between Chassman and the Company in substantially the form  annexed hereto and made a part hereof as Schedule B.

Registration Rights	Note purchasers will get piggyback registration rights for the common stock issuable upon conversion of the Notes.
Compliance With Securities Laws
All parties acknowledge that neither the Notes, the convertible notes held by Chassman, nor the shares underlying the any such notes have been registered under the Act.  Accordingly, neither the Notes, the convertible notes held by Chassman, nor the common shares issuable upon conversion of the Notes may be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement under the Act covering the Notes or the common shares issuable upon conversion of the Notes under said Act or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

Proxy Statement
Upon full funding of $500,000, and subject to the Company having sufficient wherewithal to cover the costs and expenses related thereto, including legal costs, the Company will use its best efforts to prepare and file a proxy statement with the SEC and to clear it for mailing and mail it to stockholders within 90 days of the signing of a binding letter of intent, to obtain stockholder approval for (i) an increase in the authorized common stock of the Company to 500 million shares; (ii)  obtaining authority to cause a reverse stock split for the Company’s common stock in the range of one share for each five to fifty shares outstanding; and (iii) amending the Company’s certificate of incorporation to include a blank check preferred stock authorization. Investor acknowledges and agrees that pending an increase in authorized common shares, any conversion and exercise rights shall be limited based on the current total of 50,000,000 authorized shares in the aggregate.

Management Incentives
Investor agrees and acknowledges that, subject to Board approval, to be sought contemporaneously with approval of this Term Sheet, as part of the agreed upon recapitalization of the Company, management, together with certain angel investors, will receive anti-dilution protection with respect to their collective ownership interests that will enable management and the angel investors  to own or control a total of 49.44% of the Company on a fully diluted basis as described hereinbelow, of which management shall own or control  47.51% and the angel investors shall  own or control 1.93%.  Investor acknowledges and understands that, subject to Board approval, (i) management will be fully protected from dilution with respect to a combined 47.51% interest through the next $3.5 million in Net Funding (as defined below), and (ii) the angel investors will be fully protected from dilution through the completion of the financing being raised hereunder.  Set forth as Schedule C is a list of the breakdown of the management and angel investor percentages described above.

As used herein, Net Funding means any single transaction or series of related transactions over a combined period of no more than twelve consecutive months which result in the Company receiving not less than $3.5 million in total funding within said  twelve month period, inclusive of this debt offering, net of all transaction costs, fees and other expenses associated with each capital raise, and net of interest, dividends, or other cash payments made in respect of the Notes and any notes payable to Margie Chassman. Notwithstanding the above, if during any 90 day period following the date hereof the Company fails to raise a minimum of $250,000 in new money, as measured on a cumulative basis, then all Net Funding amounts received by the Company prior thereto will be excluded from the calculation for purposes of determining whether the Company has realized $3.5 million in Net Funding during any 12 month period.

All anti-dilution protection for management and the angel investors shall be effectuated through the issuance of additional shares, options or other convertible securities, including preferred shares, as determined by the Board, and shall give effect to all dilutive securities issued by the Company, including the convertible Notes, as well as dilution caused through adjustment to the pricing of previously issued securities.   By way of clarification, upon issuance of any debt or equity securities which, through subsequent conversion or exercise of option or warrants, could result in the issuance of additional shares of Common Stock, or upon the approval of any adjustments to the conversion or exercise price of any previously issued securities, the anti-dilution rights in favor of management would thereupon be triggered and appropriate shares would be issued or subject to issuance, as the case may be, immediately upon issuance of such debt or equity securities.  Any shares issued, or subject to issuance, to management by virtue of its anti-dilution rights would be subject to clawback if and to the extent that the shares underlying any convertible debt securities, warrants, options or other securities which resulted in such issuance to management were to become conclusively unissuable in the future (e.g., upon the expiration of options and warrants, etc.).

Counsel Fee for Investors
Andrew Levinson, counsel for the investors in the Notes, shall receive a fee of $15,000, of which half shall be payable upon the first closing and half shall be payable upon the final funding of $500,000 of Notes, in the aggregate.

Board Approval	This term sheet shall remain subject to Board of Director approval which approval shall be sought immediately following the execution of this term sheet.

IN WITNESS WHEREOF, the parties hereto, intending to be fully bound by the terms and conditions of this term sheet, have executed it or caused it to be executed by their duly authorized representatives as of the day and year set forth above  at the top of page one.

MARGIE CHASSMAN

/s/ Margie Chassman

OMNIMMUNE HOLDINGS, INC.

By:/s/ Harris Lichtenstein

Harris A. Lichtenstein, CEO

SCHEDULE A

FORM OF CONVERTIBLE NOTE

[Filed Separately as Exhibit 10.2]

SCHEDULE B

LOCK-UP AGREEMENT WITH MARGIE CHASSMAN

[Filed Separately as Exhibit 10.4]

SCHEDULE C

BREAKDOWN OF PERCENTAGE OWNERSHIP INTERESTS OF OMNIMMUNE HOLDINGS, INC. SUBJECT TO ANTI-DILUTION PROTECTION

MANAGEMENT1

Harris Lichtenstein:	14.17%
Alex Krichevsky:	14.17%
Mark Germain:	13.62%
Howard Becker:	5.55%
Total Management:	47.51%2

ANGEL INVESTORS3                                            1.93%

    TOTAL SHARES SUBJECT TO
    ANTI-DILUTION PROTECTION:           49.44%

1 Anti-dilution protection to remain in place until Company realizes  $3.5 million in Net Funding (as defined in the Term Sheet) and is subject to Board Approval

2 The 47.51 % total percentage interest in favor of management represents the total percentage ownership interest for management as part of the agreed upon recapitalization of the Company.  While individual percentages may be adjusted, either through agreement of management or through enforcement of individual contracts with management personnel, the overall collective percentage ownership of the Company in favor of management shall remain at 47.51% throughout the period contemplated by the Term Sheet, with the final individual percentages to be allocated or re-allocated, as the case may be, as agreed upon by management or approved by the Board.

3 Anti-dilution protection to remain in place through consummation of this $500,000 Offering and is subject to Board Approval